May 24, 2021

CORRECTION -- Marathon Digital Holdings Announces Binding Letter of Intent with Compute North to Host 300-Megawatts of Bitcoin Mining at New Data Center

New Data Center to House Approximately 73,000 of Marathon's Bitcoin Miners, Transitioning the Company's Mining Operations to 70% Carbon Neutral

LAS VEGAS, May 24, 2021 (GLOBE NEWSWIRE) -- In the news release issued under the same headline earlier today by Marathon Digital Holdings, Inc. (NASDAQ:MARA), please note that in the third paragraph, the figure "$0.453 per kWh" should read "$0.0453 per kWh." The complete corrected text follows:

Marathon Digital Holdings, Inc. **(NASDAQ:MARA) ("Marathon" or "Company")**, one of the largest enterprise Bitcoin self-mining companies in North America, has entered into a binding letter of intent with Compute North to host approximately 73,000 of Marathon's previously purchased Bitcoin miners as part of a new 300-megawatt data center located in Texas.

Under the terms of the agreement and based on specified requirements being met, Marathon will provide Compute North with an 18-month bridge loan of up to $67 million, in tranches, to construct the facility. The initial term of the contract is three years with increases capped at three percent per year thereafter. Implementation is planned to take place in stages between October 2021 and March 2022.

Once all of Marathon's miners are installed, the Company's hashrate will be approximately 10.37 EH/s, the Company's average mining cost for hosting services, electricity, data center management, and hosting related capital expenditure across all its facilities will be $0.0453 per kWh, and Marathon's operations will be approximately 70% carbon neutral.

"Compute North is a long-term partner of ours, and by expanding our working relationship with them through this new agreement, we have now secured economical hosting arrangements for all 103,120 of our previously purchased Bitcoin miners," said Fred Thiel, Marathon's CEO. "This agreement sets us on a clear path to becoming one of the largest, most efficient, and most environmentally conscious Bitcoin miners in North America. Additionally, the structure of this agreement is highly advantageous as it allows us to have the necessary infrastructure for our miners built without the capital expenditure, and it provides us with the flexibility to explore alternative locations, should we require them, while mitigating the risk of price increases.

"Once all our miners are deployed by the end of the first quarter of 2022, our hashrate will be

10.37 EH/s, and our operations will be 70% carbon neutral, with our long-term objective being to obtain a 100% carbon neutral footprint."

Merrick Okamoto, Marathon's executive chairman commented, "The new agreement with Compute North allows us to operate our mining fleet in regulatory environments that have proven to be friendly to Bitcoin miners and at rates that we believe are among the lowest in the country. As we continue to scale our operations to become one of the leading enterprise miners in North America, we believe our mining pool will follow suit. Once our miners are fully deployed, and we have transitioned to a 100% carbon neutral footprint, we believe our pool will not only be among the top 10 in the world, but it will be the first and only mining pool which produces 100% carbon neutral and OFAC compliant bitcoins."

"We are thrilled to expand our relationship with Marathon and help achieve their ESG goals through the delivery of carbon neutral hosting operations," commented Dave Perrill, CEO at Compute North. "Because of our unique TIER 0™ data center model, Compute North has become known as the go-to service provider for large-scale, low-cost, environmentally friendly hosting and infrastructure, and we are proud to be a part of Marathon's success."

Investor Notice
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2020. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Future changes in the network-wide mining difficulty rate or Bitcoin hashrate may also materially affect the future performance of Marathon's production of Bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of May 2021. See "Forward-Looking Statements" below.

Forward-Looking Statements
Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Marathon Digital Holdings
Marathon is a digital asset technology company that mines cryptocurrencies with a focus on the blockchain ecosystem and the generation of digital assets.

About Compute North: Compute North is the North American leader in TIER 0™ computing. The company provides efficient, low-cost, and distributed infrastructure for clients in the blockchain, cryptocurrency mining and the high-performance computing space. With operations in Minnesota, Texas, South Dakota, and Nebraska, Compute North brings a unique combination of data center, energy, and computing expertise to deliver the lowest cost computing in the world. For additional information, please visit computenorth.com.

Marathon Digital Holdings Company Contact:
Jason Assad
Telephone: 678-570-6791
Email: Jason@marathondh.com

Marathon Digital Holdings Investor Contact:
Gateway Investor Relations
Matt Glover and Charlie Schumacher
Telephone: 949-574-3860
Email: MARA@gatewayir.com

MARATHON
DIGITAL HOLDINGS

Source: Marathon Digital Holdings, Inc.